CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Centaur Mutual Funds Trust and to the use of our report dated December 24, 2012 on the financial statements and financial highlights of the Centaur Total Return Fund (formerly, Tilson Dividend Fund), a series of shares of beneficial interest of Centaur Mutual Funds Trust.   Such financial statements and financial highlights appear in the October 31, 2012 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
October 30, 2013